Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Champps Entertainment, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-106792, 333-90287, 333-32501, and 333-32503 on Forms S-8, and registration statement No. 333-102261 on Form S-3, of Champps Entertainment, Inc. of our report dated August 18, 2004, with respect to the consolidated balance sheets of Champps Entertainment, Inc. as of June 27, 2004 and June 29, 2003, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 27, 2004, which report appears in the June 27, 2004 annual report on Form 10-K of Champps Entertainment, Inc.

KPMG LLP

Denver, Colorado
September 1, 2004